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                                                                       Exhibit 8

                       [DAVIS POLK & WARDWELL LETTERHEAD]





                                                                    May 21, 2002



Tekni-Plex, Inc.
260 Denton Tap Road
Coppell TX 75019

Ladies and Gentlemen:

     We have acted as special tax counsel to Tekni-Plex, Inc., a corporation incorporated under the laws of the State of Delaware (the "COMPANY"), in connection with the preparation and filing of the prospectus (the "PROSPECTUS") contained in amendment no. 2 to the registration statement of the Company on Form S-4 dated November 20, 2002 (File No. 333-98561) (the "REGISTRATION STATEMENT"). This opinion is being furnished in accordance with the requirements of Item 601(b)(8) of Regulation S-K of the Securities Act of 1933, as amended (the "ACT").

     We have reviewed the discussion contained under the heading "United States Federal Income Tax Consequences" in the Prospectus. In our opinion, subject to the conditions and limitations set forth therein, this discussion accurately describes the United States federal income tax consequences of ownership and disposition of the notes offered pursuant to the Prospectus.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to us under the caption "United States Federal Income Tax Consequences" in the Prospectus contained in such Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                          Very truly yours,

                                          /s/ Davis Polk & Wardwell